Exhibit 4.3

                            CERTIFICATE OF TRUST OF
                         CITY HOLDING CAPITAL TRUST II

      THIS CERTIFICATE OF TRUST of City Holding Capital Trust II (the "Trust"), dated September 17, 1998, is being duly executed and filed by Chase Manhattan Bank Delaware, a Delaware banking corporation, as trustee, to create a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801 et seq.).

      1. Name. The name of the business trust created hereby is City Holding Capital Trust II.

      2. Delaware Trustee. The name and address of the trustee of the Trust in the State of Delaware is:

                          Chase Manhattan Bank Delaware
                          1201 Market Street
                          Wilmington, Delaware 19801

      3. Effective Date. This Certificate of Trust shall be effective on September 17, 1998.

      IN WITNESS whereof, the undersigned trustee of the Trust has executed this Certificate of Trust as of the date first written above.



                         CHASE MANHATTAN BANK DELAWARE,
                         not in its individual capacity, but solely as trustee


                         By:     /s/ Denis Kelly
                                 ---------------
                         Name:   Denis Kelly
                         Title:  Trust Officer